Exhibit 10.7

Approved by Board of Directors on Dec. 15, 2015

SEACOAST NATIONAL BANK

DIRECTORS’ DEFERRED COMPENSATION PLAN

(Amended & Restated Effective December 15, 2015)

ARTICLE ONE

Purpose and Adoption of Plan

1.1 “Introduction” Seacoast National Bank, formerly First National Bank and Trust Company of the Treasure Coast (the “Company”) and its affiliates, established the Seacoast National Bank Directors’ Deferred Compensation Plan, formerly known as the FNBTC Directors’ Deferred Compensation Plan (the “Plan”) effective as of July 1, 2004. The Company amended and restated the Plan effective January 1, 2005 to reflect certain amendments and to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. The Company further amended and restated the Plan effective January 1, 2014 to allow Eligible Directors to defer equity-based awards granted to them under the Incentive Plan. The Company now wishes to amend and restate the Plan effective December 15, 2015 to allow Eligible Directors to make separate payment elections with respect to deferrals for each Plan Year.

1.2 “Purpose of Plan” The Plan is designed to permit each Eligible Director to annually have the opportunity to elect to defer a portion of their compensation for serving as a Director.

ARTICLE TWO

Definitions

For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context. The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.

“Account” shall mean the Cash Deferral Account or the Equity Deferral Account.

“Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant. The Participant shall designate his Beneficiary on a form provided by the Plan Committee.

“Board” shall mean the Board of Directors of the Company.

“Cash Compensation” shall mean an amount equal to the sum of the Participant’s cash compensation, including retainer, meeting fees and any other compensation otherwise payable in cash.

“Cash Deferral Account” shall mean the Mutual Fund Account or the Stock Account.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Seacoast National Bank, formerly First National Bank and Trust Company of the Treasure Coast, with principal offices in Stuart, Florida.

“Common Stock” means the $.01 par value common stock of the Holding Company.

“Compensation” shall mean the Participant’s Cash Compensation and/or Equity Compensation.

“Deferral Election” shall mean the Participant’s written election under the Plan to defer a portion of his Compensation pursuant to Article Four. For clarification, a reference to a Participant’s “initial Deferral Election” shall mean the Deferral Election the Participant makes within 30 days after first becoming eligible to participate under the Plan.

“Eligible Director” shall mean a member of the Board who is not an employee of the Company or the Holding Company or any subsidiary of the Company or the Holding Company.

“Entry Date” shall mean the first day of the calendar month next following or coinciding with the date on which an individual becomes an Eligible Director.

“Equity Compensation” shall mean stock unit awards granted on or after January 1, 2014 under the Incentive Plan. Awards deferred under this Plan shall be considered to be “deferred stock units” for purposes of the Incentive Plan. For clarification, Equity Compensation specifically excludes other equity-based awards, such as stock options, that an Eligible Director may receive under the Incentive Plan.

“Equity Deferral Account” shall mean the account established by the Plan Committee for each Participant, to which deferrals of Equity Compensation are credited, the performance of which shall be measured by reference to the Market Value of Common Stock. To the extent that an equity award deferred under this Plan is subject to vesting conditions, the Equity Compensation related to such award shall not be credited to a Participant’s Equity Deferral Account unless and until the award becomes vested. The maintenance of individual Equity Deferral Accounts is for bookkeeping purposes only, and a Participant’s Stock Account shall not hold actual shares of Common Stock. Each Equity Deferral Account shall include a record in the Participant’s name of all Equity Compensation deferred and the terms and conditions of the award, including dates of payment, dates of vesting, and other relevant information. No transfers from or to other Accounts shall be permitted in or out of the Equity Compensation Account.

“ERISA” shall mean the “Employee Retirement Income Security Act of 1974,” as amended.

“Exchange Act” shall mean the “Securities Exchange Act of 1934,” as amended.

“Holding Company” shall mean Seacoast Banking Corporation of Florida, the parent company of the Company.

“Incentive Plan” shall mean the Seacoast Banking Corporation of Florida 2013 Incentive Plan, or any other similar equity plan adopted by the Holding Company.

“Investment Election” shall mean the Participant’s election to have his Account invested pursuant to Section 5.1.

“Market Value” shall mean the closing price of the shares of Common Stock by reference to the last sale price or the closing “asked” price of the shares in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or other national quotation service, provided however, that if at any relevant time the shares of Common Stock are not listed on the NASDAQ but rather traded on the New York Stock Exchange or other national securities exchange, then “Market Value” shall be determined by reference to the closing price of the shares of Common Stock on the New York Stock Exchange or other national securities exchange, if applicable.

“Mutual Fund Account” means the account established by the Plan Committee for each Participant, to which deferrals of Cash Compensation may be credited, the performance of which shall be measured by reference to the value of certain mutual funds. The maintenance of individual Mutual Fund Accounts is for bookkeeping purposes only.

“Participant” shall mean an Eligible Director who elects for one or more years to defer Compensation pursuant to this Plan.

“Plan” shall mean this Seacoast National Bank Directors’ Deferred Compensation Plan, as amended from time to time.

“Plan Committee” shall mean the Committee appointed to administer the Plan, as provided in Article Nine.

“Plan Year” shall mean the twelve (12) month period commencing January 1st and ending on the last day of December next following.

“Separation from Service” shall have the meaning as set forth in Section 409A(a)(2)(i) of the Code and the regulations promulgated thereunder.

“Stock Account” means the account established by the Plan Committee for each Participant, to which deferrals of Cash Compensation may be credited, the performance of which shall be measured by reference to the Market Value of Common Stock. The maintenance of individual Stock Accounts is for bookkeeping purposes only, and a Participant’s Stock Account shall not hold actual shares of Common Stock. No transfers to other Accounts shall be permitted out of the Stock Account.

“Valuation Date” shall mean each business day.

ARTICLE THREE

Eligibility and Vesting

3.1 “Participation” Participation shall be limited to persons who are Eligible Directors.

3.2 “Vesting” A Participant shall be 100% vested in his entire Cash Deferral Account under this Plan. A Participant shall also be 100% vested in his entire Equity Deferral Account under this Plan, provided that to the extent that an equity award deferred under this Plan is subject to vesting conditions, the Equity Compensation related to such award shall not be credited to the Participant’s Equity Deferral Account unless and until the award becomes vested.

ARTICLE FOUR

Deferral of Compensation

4.1 “Deferral of Compensation” A Participant may elect to defer receipt of all or any portion of his Cash Compensation to his Mutual Fund Account or Stock Account. Additionally, a Participant may elect to defer receipt of all or any portion of his Equity Compensation to his Equity Deferral Account. No deferral shall be made of any Cash Compensation payable, or Equity Compensation award granted, after termination of the Participant’s service on the Board.

4.2 “Establishment of Account” An Account shall be established for each Participant by the Plan Committee as of the Entry Date for such Participant.

4.3 “The Form of the Deferral Election” A Deferral Election must be made in writing on a form prescribed by the Plan Committee. The Deferral Election shall state the percentage of such Cash Compensation and/or Equity Compensation to be deferred.

4.4 “Making and Modifications of Deferral Elections and Investment Elections”

(a) The initial Deferral Election of a new Participant shall be made by written notice signed by the Participant and delivered to the Plan Committee in a form acceptable to the Plan Committee, not later than thirty (30) days after the Eligible Director’s Entry Date. Such Deferral Election shall be irrevocable on the 30th day following his or her Entry Date and shall apply only to Cash Compensation and/or Equity Compensation attributable to services performed by the Participant after his or her Entry Date. The form shall indicate (i) the amount of Cash Compensation and/or Equity Compensation to be deferred; (ii) the portion of the deferral of Cash Compensation to be credited to the Participant’s Mutual Fund Account and Stock Account, respectively, and (iii) any applicable Investment Elections for the Mutual Fund Account, as well as the applicable form of payment (from among those provided under Section 7.1).

(b) Any Deferral Election by the Participant after his or her initial Deferral Election shall be made in the Plan Year prior to the Plan Year in which the services related to the Cash Compensation and/or Equity Compensation are performed. A Deferral Election under this paragraph shall become effective on the first day of the immediately following Plan Year and shall be irrevocable.

(c) Any Deferral Election, including changes to the Participant’s applicable Investment Elections and changes to the time and form of payment with respect to a particular Plan Year’s deferrals, shall be made by written notice signed by the Participant and delivered to the Plan Committee not later than the last day of the Plan Year and shall be effective on the first day of the immediately succeeding Plan Year. A Deferral Election with respect to the deferral of future Cash Compensation and a Participant’s Investment Elections shall continue for each future Plan Year, unless and until the Participant submits a new election form on a timely basis as provided herein. Nevertheless, the Participant must make a new Deferral Election for each year in which he or she desires to defer an award of Equity Compensation.

(d) At the time of the initial Deferral Election, the Participant shall elect the form of payment to be received with respect to the Cash Deferral Account pursuant to Section 7.1. Prior to Plan Year that started on January 1, 2016, the form of payment specified in the Participant’s initial Deferral Election could not be changed for deferrals in subsequent years. For deferrals in Plan Years beginning on or after January 1, 2016, at the time of the Participant’s Deferral Election for a particular Plan Year, the Participant shall be entitled to designate a the form of payment to apply to all deferrals made during such Plan Year, from among the forms of payment options provided under Section 7.1. The Deferral Election with respect to the form of payments, if applicable, and the time for the commencement of payments shall govern the distribution of an Account. In the event a Participant does not specify a form of payment at the time of his Deferral Election for a particular Plan Year, the Participant shall be deemed to have elected to continue the same form of payment election as applied to the immediately preceding Plan Year.

4.5 “Crediting of Amounts to Accounts” Amounts to be deferred shall be credited to the Participant’s Account, as applicable, as of the date such amounts are otherwise payable.

4.6 “Special Rule Regarding Equity Compensation” Notwithstanding anything else to the contrary, if a Participant defers an Equity Compensation award under this Plan, no actual shares of Common Stock will be issued or placed in the Participant’s Equity Deferral Account. All Equity Compensation deferred under this Plan shall remain unissued until distributed pursuant to Section 7.1 on the date and time of payment as elected by the Participant.

ARTICLE FIVE

Investments

5.1 “In General” The Mutual Fund Account of each Participant shall be credited as of each quarter with its allocable share of deemed investment gains and losses. A Participant may direct how his Cash Deferral Account is deemed to be invested, but only among such deemed investment vehicles as are made available by the Plan Committee from time to time. The Investment Election shall be made in accordance with procedures announced by the Plan Committee. The Investment Election made in accordance with this Article Five shall continue unless the Participant changes the Investment Election in accordance with the procedures announced by the Plan Committee. Investment Elections and changes thereto directed by the Participant shall be permitted on an annual basis, but shall be effective prospectively only, in accordance with procedures announced by the Plan Committee.

5.2 “Gains Invested in Same Option” Dividends, interest and other distributions credited with respect to any deemed investment shall be deemed to be invested in the same investment option.

5.3 “Participant Reports on Account Values” At the end of each Plan Year (or on a more frequent basis as determined by the Plan Committee), a report shall be issued to each Participant who has an Account stating the value of such Account.

5.4 “Stock Account” Amounts in a Participant’s Stock Account are deemed to be invested in units of Common Stock. Amounts deferred into the Stock Account are recorded as units of Common Stock, and fractions thereof, with one unit equating to a single share of Common Stock. Thus, the value of one unit shall be the Market Value of a single share of Common Stock. The use of units is merely a bookkeeping convenience, the units are not actual shares of Common Stock. The Company will not reserve or otherwise set aside any Common Stock for or to any Stock Account. Distributions from the Stock Account are required to be in shares of Common Stock and shall be issued from the Incentive Plan.

5.5 “Special Rule Regarding Equity Compensation” Notwithstanding any other provision of the Plan, Equity Compensation awards deferred into the Plan shall constitute separate investments and shall not be invested in any of the investment options available under the Plan. Rather, the number of shares subject to a deferred Equity Compensation Award shall be recorded as units of Common Stock, and fractions thereof, with one unit equating to a single share of Common Stock. Distributions from the Equity Deferral Account are required to be in shares of Common Stock, at the time provided in Section 7.1.

ARTICLE SIX

Investment in the Stock Account or Equity Deferral Account, and Transfers Between Accounts

6.1 “Election Into the Stock Account” If a Participant elects to defer Cash Compensation into his or her Stock Account, his or her Stock Account shall be credited, as of the date described in Section 4.5, with that number of units of Common Stock, and fractions thereof, obtained by dividing the dollar amount to be deferred into the Stock Account by the Market Value of the Common Stock as of such date.

6.1 “Equity Deferral Account” If a Participant elects to defer an Equity Compensation award under this Plan, his or her Equity Deferral Account shall be credited, as of the date described in Section 4.5 and subject to Section 3.2, with that number of units of Common Stock, and fractions thereof, equal to the number of shares of Common Stock subject to the Equity Compensation award that is so deferred.

6.3 “Transfers Between Accounts” Except as otherwise provided in this Section, a Participant may direct that all or any portion, designated as a whole dollar amount, of the existing balance of his Mutual Fund Account be transferred to his Stock Account, effective on the first day of such succeeding Plan Year if and only if such election is made by written notice signed by the Participant and delivered to the Plan Committee not later than the first day of the next Plan Year and shall be effective on the first day of such succeeding Plan Year. No transfers into the Equity Compensation Account from any other Account shall be permitted.

6.4 “Transfer Into the Stock Account” If a Participant elects pursuant to Section 6.3 to transfer an amount from his Mutual Fund Account to his Stock Account, effective as of the election’s effective date, (i) his Stock Account shall be credited with that number of units of Common Stock, and fractions thereof, obtained by dividing the dollar amount elected to be transferred by the Market Value of the Common Stock on the Valuation Date immediately preceding the election’s effective date; and (ii) his Mutual Fund Account shall be reduced by the amount elected to be transferred.

6.5 “Transfer Out of the Stock Account or Equity Deferral Account” Transfers out of the Stock Account or the Equity Deferral Account are not permitted.

6.6 “Dividend Equivalents” Effective as of the payment date for each cash dividend on the Common Stock, the Stock Account and Equity Deferral Account, as applicable, of each Participant who had a balance in his Stock Account and Equity Deferral Account, as applicable, on the record date for such dividend shall be credited with a number of units of Common Stock, and fractions thereof, obtained by dividing (i) the aggregate dollar amount of such cash dividend payable in respect of such Participant’s Stock Account and Equity Deferral Account, as applicable (determined by multiplying the dollar value of the dividend paid upon a single share of Common Stock by the number of units of Common Stock held in the Participant’s Stock Account and Equity Deferral Account, as applicable, on the record date for such dividend); by (ii) the Market Value of the Common Stock on the Valuation Date immediately preceding the payment date for such cash dividend.

6.7 “Stock Dividends” Effective as of the payment date for each stock dividend on the Common Stock, additional units of Common Stock shall be credited to the Stock Account and Equity Deferral Account, as applicable, of each Participant who had a balance in his Stock Account and Equity Deferral Account, as applicable, on the record date for such dividend. The number of units that shall be credited to the Stock Account and Equity Deferral Account, as applicable, of such a Participant shall equal the number of shares of Common Stock, and fractions thereof, which the Participant would have received as stock dividends had he or she been the owner on the record date for such stock dividend of the number of shares of Common Stock equal to the number of units credited to his Stock Account and Equity Deferral Account, as applicable, on such record date.

6.8 “Recapitalization” If, as a result of a recapitalization of the Company, the outstanding shares of Common Stock shall be changed into a greater number or smaller number of shares, the number of units credited to a Participant’s Stock Account and Equity Deferral Account, as applicable, shall be appropriately adjusted on the same basis.

6.9 “Distributions” Amounts in respect of units of Common Stock may only be distributed out of the Stock Account by withdrawal from the Stock Account (pursuant to the provisions of Section 7.1, 7.2, or 7.4), and shall be distributed in whole shares of Common Stock. Amounts in respect of units of Common Stock may only be distributed out of the Equity Deferral Account as provided in Sections 4.6 and 7.1 and shall be distributed in whole shares of Common Stock. The value of any fractional shares of Common Stock shall be distributed in cash.

6.10 “Responsibility for Investment Choices” Each Participant is solely responsible for any decision to defer compensation into his Stock Account and to transfer amounts to and from his Stock Account and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer into his Stock Account.

ARTICLE SEVEN

Distribution of Accounts

7.1 “Distribution upon Separation from Service”

(a) As soon as administratively feasible, but in no event longer than sixty (60) days following the Participant’s Separation from Service (by reason other than death), the Participant shall receive the balance of his Mutual Fund Account in cash and the balance of his Stock Account in kind in one of the following forms:

(i)	a lump sum;

(ii)	monthly installments over a period not to exceed five (5) years; or

(iii)	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years;

as specified on the Participant’s Deferral Election. The Participant’s Equity Deferral Account shall be distributed in the form of shares of Common Stock on the later of (1) the date the vested Equity Compensation award otherwise would have been payable (if not deferred) according to the terms and conditions of the applicable Equity Compensation award agreement and the Incentive Plan and (2) the date and time of payment in one of the following forms provided in clauses (i)-(iii) above, as specified on the Participant’s Deferral Election. Prior to the Plan Year commencing on January 1, 2016, a Participant’s initial Deferral Election was irrevocable with respect to all Plan Years. Beginning in the Plan Year commencing on January 1, 2016, a Deferral Election shall be irrevocable only with respect to all deferrals during the Plan Year to which the Deferral Election relates. A lump sum distribution will be paid in lieu of installments if the Participant’s aggregate Plan Account balance is $25,000 or less. If the Participant fails to specify a form of payment, his or her Accounts shall be distributed in a lump sum.

In the event payment is made in installments, the Participant’s Account shall continue to be adjusted for earnings and losses as provided in Article Five, and the amount of the payment to be made in a given year shall be equal to (i) times (ii), where (i) equals the value of the Participant’s Mutual Fund Account as of the most recent Valuation Date, and (ii) equals a fraction, the numerator of which is one, and the denominator of which is the number of installments to be paid under the Participant’s election (including the current installment). The same calculation will be applied with respect to the Participant’s Stock Account.

However, the Participant shall receive the balance of his Stock Account and/or Equity Deferral Account in the form of Common Stock. The value of any fractional shares of Common Stock shall be distributed to the Participant in a lump sum.

7.2 “Distribution Upon Participant’s Death” Upon the death of a Participant prior to the complete distribution of his or her Cash Deferral Account, the balance of his or her Cash Deferral Account shall be paid in a lump sum to his Beneficiary within sixty (60) days following the date of the Participant’s death, and the Participant’s Equity Deferral Account shall be distributed on the later of (1) the date the vested Equity Compensation award otherwise would have been payable upon his or her death (if not deferred) according to the terms and conditions of the applicable Equity Compensation award agreement and the Incentive Plan and (2) within sixty (60) days following the date of the Participant’s death. In the event a beneficiary designation is not on file or the Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant. Amounts invested in the Participant’s Stock Account and the Equity Deferral Account, as applicable, must be paid in whole shares of Common Stock, the value of any fractional shares of Common Stock will be distributed in cash. In the event of the death of a Participant subsequent to the commencement of installment payments but prior to the completion of the payments, the remaining benefits shall be paid in a lump sum.

7.3 “Change of Beneficiary Permitted” To the extent permitted by law, the beneficiary designation may be changed by the Participant at any time without the consent of the prior Beneficiary.

7.4 “Unforeseeable Emergency Distribution” Upon written request by a Participant, the Chief Executive Officer of the Company, in his sole discretion, may distribute to the Participant prior to his Separation from Service, such amount of the Participant’s Cash Deferral Account balance which the Chief Executive Officer determines is necessary to provide for an unforeseeable emergency suffered by the Participant. For this purpose, “unforeseeable emergency” shall have the meaning set forth in Section 409A(a)(2)(A)(vi) of the Code and the regulations promulgated thereunder. A distribution under this section shall occur not later than sixty (60) days from the date a determination of unforeseeable emergency is made. This section shall not apply to the Participant’s Equity Deferral Account.

7.5 “Restrictions on Hardship Withdrawals Applicable to Section 16 Insiders” A Section 16 Insider may only receive a withdrawal from his Stock Account pursuant to Section 7.4 if he or she has made no election within the previous six months to effect a fund-switching transfer into the Stock Account or any other “opposite way” intra-plan transfer into a Company equity securities fund which constitutes a “Discretionary Transaction” as defined in Rule 16b-3 under the Exchange Act. If such a distribution occurs while the Participant is a member of the Board of Directors of the Company, any election to defer Compensation for the year in which the Participant receives a withdrawal shall be ineffective as to Compensation earned following the month during which the withdrawal is made and thereafter for the remainder of such year and shall be ineffective as to any other compensation elected to be deferred for such year.

aRTICLE EIGHT

Nature of Company Obligation and Participant Interest

8.1 “In General” A Participant, his Beneficiary, and any other person or persons having or claiming a right to payments under the Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan shall be construed to give a Participant, Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specified assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future; but a Participant shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

8.2 “Benefits Payable from General Assets of Company” Except to the extent that amounts hereunder are paid from a so-called “rabbi” trust established by the Company as a funding vehicle for the Plan, all amounts paid under the Plan shall be paid in cash or stock from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow accounting. Nothing contained in this Plan, and no action taken pursuant to its provision, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and an Eligible Director, Beneficiary of an Eligible Director or any other person. Neither the Employee, Beneficiary of an Eligible Director nor any other person shall acquire any interest greater than that of an unsecured creditor.

ARTICLE NINE

Administration of the Plan

9.1 “In General” The Plan Committee shall be responsible for the general administration of the Plan. The members of the Plan Committee shall be appointed by and may be removed by the Board, in each case by written notice delivered to the Plan Committee member. The Plan Committee may select a chairman and may select a secretary (who may, but need not, be a member of the Plan Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Plan Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Plan Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of members. Meetings may be held electronically.

9.2 “No Special Compensation for Committee” No member of the Plan Committee shall receive any compensation from the Plan for his service.

9.3 “Powers of the Committee” The Plan Committee shall administer the Plan in accordance with its terms as interpreted by the Plan Committee and shall have all powers necessary to carry out the provisions of the Plan as interpreted by the Plan Committee. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan. It shall determine the eligibility for benefits, the amount of any benefit due and the manner in which any benefit is to be paid by the Plan. It will construe the Plan, supplying any omissions, reconciling any differences and determining factual issues relating to the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

9.4 “Expenses of Committee Reimbursed” The Plan Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.

9.5 “Appointment of Agents” The Plan Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary or other functions. The Plan Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including their respective fiduciary duties. The Plan Committee shall review the work and performance of each such appointee, and shall have the right to remove any such appointee from his position at any time, with or without notice. Any person, group of persons or entity may serve in more than one fiduciary capacity.

9.6 “Plan Accounting” The Plan Committee shall maintain accurate and detailed records and Accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such Accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board and by persons designated thereby.

9.7 “Plan to Comply with Law” The Plan Committee shall take all steps necessary to ensure that the Plan complies with applicable laws at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintenance of adequate Participants’ records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Company; and doing such other acts necessary for the administration of the Plan. The Plan Committee shall keep a record of all of its proceedings and acts and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Plan Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.

9.8 “Claims and Appeals Procedures; Consistent Application of Procedures Required” Upon application for benefits made by a Participant or Beneficiary, the Plan Committee shall determine, no later than ninety (90) days after receipt of the claim, whether or not the benefits applied for shall be denied either in whole or in part and so notify the applicant in writing. If benefits applied for are denied either in whole or in part, the following provisions shall govern:

(a) Notice of Denial. The Plan Committee, upon its denial of a claim for benefits under the Plan, shall provide the applicant with the aforesaid written notice of such denial setting forth:

(i)	the specific reason for the denial;

(ii)	specific reference to pertinent Plan provisions upon which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(iv)	an explanation of the claimant’s right with respect to the claims review procedure as provided in subsection (b) of this Section.

(b) Claims Review. Every claimant with respect to whom a claim is denied shall, upon written notice of such denial, have the right in the period which expires sixty (60) days after receipt by the claimant of the aforesaid written notice of denial to:

(i)	request a review of the denial of benefits by written notice delivered to the Plan Committee;

(ii)	review pertinent documents; and

(iii)	submit issues and comments in writing.

(c) Decision on Review. The Plan Committee, upon receipt of a request for review submitted by the claimant in accordance with subsection (b), shall conduct a review of its decision, and provide the claimant with written notice of the decision reached by the Plan Committee setting forth the specific reasons for the decision and specific references to the provisions of the Plan upon which the decision on review is based. Such notice shall be delivered to the claimant not later than sixty (60) days following the receipt of the claimant’s request, or, in the event that the Plan Committee shall determine that a hearing is needed, no later than one hundred twenty (120) days following the receipt of such request.

The Plan Committee shall establish and consistently apply procedures hereunder.

ARTICLE TEN

Miscellaneous Provisions

10.1 “No Assignment” Neither the Participant, his beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey, or hypothecate or pledge, the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

10.2 “All Benefits Before Payment Subject to Company’s Creditors” The assets from which Participant’s benefits shall be paid shall at all times be subject to the claims of the creditors of the Company before payment to a Participant and a Participant shall have no right, claim, or interest in any assets as to which such Participant’s account is deemed to be invested or credited under the Plan.

10.3 “Plan Amendment or Termination” The Plan may be amended, modified, or terminated by the Board in its sole discretion at any time and from time to time. Such termination includes the right to pay to Participants upon Plan termination the full value of their Accounts in a lump sum, regardless of the prior elections made by the Participants. However, no such amendment, modification, or termination shall reduce the value of benefits credited under the Plan prior to such amendment, modification, or termination.

10.4 “Benefits Under This Plan Are Additional to Other Benefits or Pay” It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his service as a member of the Board of Directors of the Company.

10.5 “Company to Withhold Taxes” The Company shall deduct from each payment under the Plan the amount of any tax (whether federal, state or local income taxes, Social Security taxes, or Medicare taxes) required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person entitled to such distribution.

10.6 “Distributions Not Compensation for Purposes of Any Other Plan” Distributions from a Participant’s Account shall not be considered wages, salaries, or compensation under any other employee benefit plan.

10.7 “No Right to Continued Service” Participation in the Plan shall not give any Participant any right to remain a member of the Board.

10.8 “Applicable Law” To the extent state law is not preempted by ERISA, this Plan, and all its rights under it, shall be governed and construed in accordance with the laws of the State of Florida.

10.9 “Binding Effects on Assigns and Successors” This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through sale of assets, merger, consolidation, or acquisition.

10.10 “Titles Do Not Prevail” The titles to the Sections of this Plan are included only for ease of use and are not terms of the Plan and shall not prevail over the actual provisions of the Plan.

10.11 “Electronic Administration” Notwithstanding anything to the contrary in the Plan, the Plan Committee may announce from time to time that Participant enrollments, Participant elections, and any other aspect of plan administration may be made by telephonic or other electronic means rather than in paper form.

IN WITNESS WHEREOF, the Plan has been amended and restated on the 15h day of December, 2015, effective as of such date.

SEACOAST NATIONAL BANK

By:

Its:

ATTEST: